EX-FILING FEES

Calculation of Filing Fee Table

FORM 424B2

NOMURA HORUDINGUSU KABUSHIKI KAISHA

(Exact Name of Registrant as Specified in Its Charter)

NOMURA HOLDINGS, INC.

(Translation of registrant’s name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Non-Convertible Debt	$800,000,000 5.099% Senior Notes due 2025	457(r)	$800,000,000	100.000%	$800,000,000	0.0000927	$74,160

Fees to Be Paid	Non-Convertible Debt	$500,000,000 5.386% Senior Notes due 2027	457(r)	$500,000,000	100.000%	$500,000,000	0.0000927	$46,350

Fees to Be Paid	Non-Convertible Debt	$600,000,000 5.605% Senior Notes due 2029	457(r)	$600,000,000	100.000%	$600,000,000	0.0000927	$55,620

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$1,900,000,000		$176,130

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$176,130